EXHIBIT 10.24

                            FOURTH ADDENDUM TO LEASE

This Fourth  Addendum To Lease is made and entered into the 29th day of October,
1996,   between  Conifer  Prince  Street   Associates   (Landlord)  and  Patient
Infosystems, Inc. formerly DSMI Corporation (Tenant).

WITNESSETH: that Tenant currently leases and occupies approximately 7,224 square feet of office space at 46 Prince Street, Rochester, New York 14607 pursuant to a Lease Agreement and First, Second and Third Addendums To Lease, dated February 22, 1995, August 18, 1995, November 17, 1995 and March 28, 1996, respectively.

WHEREAS, Tenant and Landlord desire to expand Tenant's Lease Premises to include approximately 5,893 square feet of office space located on the third and fourth levels of the Building as illustrated by Exhibit A-4 attached hereto and made part of this Fourth Addendum To Lease and certain provisions of the Lease Agreement and First, Second and Third Addendums To Lease stated above.

NOW, THEREFORE, it is mutually agreed upon by Landlord and Tenant to modify certain provisions of the Lease as follows:

1. Effective December 1, 1996, Tenant's lease premises shall be approximately 13,117 rentable square feet.

2. Effective December 1, 1996, Tenant agrees to pay, Base Rent for space leased on the lower level of the Building, consisting of approximately 1,720 square feet as follows:

                       Period                        $/Sq.ft.           Monthly
                  Month-to-Month                     Base Rent         Base Rent
                  12/1/96-2/28/97                    $12.00            $1,720.00
                  3/1/97-2/28/98                      $12.50           $1,791.67
                  3/1/98-2/28/99                      $13.00           $1,863.33
                  3/1/99-11/30/99                     $13.50           $1,935.00

3. Landlord or Tenant may terminate the obligations of the Lease Agreement, First, Second and Third Addendums To Lease stated above. related to Tenant's lower level space of the Building, as stated in Paragraph 2 above, without penalty, by providing the other with a minimum of thirty (30) days prior written notice of its desire to terminate said obligations.

4. Effective  December 1, 1996, Tenant agrees to pay, Base Rent for space leased
on  the  first,  third  and  fourth  levels  of  the  Building,   consisting  of
approximately 11,397 square feet as following:

                       Period                        $/Sq.ft.           Monthly
                  Month-to-Month                     Base Rent         Base Rent
                  12/1/96-2/28/97                    $13.00           $12,346.75
                  3/1/97-2/28/98                      $13.50          $12,821.63
                  3/1/98-2/28/99                      $14.00          $13,296.50
                  3/1/99-11/30/99                     $14.50          $13,771.38

5. Effective upon the full execution of this Fourth Addendum To Lease, Tenant hereby exercises it extension option, as stated in Paragraph 1,"TERM", of the Lease Agreement, with the exception that the term of said extension option period is modified, in part, to provide for a lease termination date of November 30, 1999.

6. Effective upon the full execution of this Fourth Addendum To Lease, Paragraph 8 of the First Addendum To Lease will become null and void and the Lease, with the exception of the provisions stated as in Paragraph 3 of this Fourth Addendum To Lease, shall no longer provide Tenant with a right to early termination of the Lease.

7. Landlord will patch and paint the walls, doors and trim within Tenant's space located on the third and fourth levels of the Building. Tenant and Landlord must agree upon paint color(s) prior to October 17, 1996. Additionally, Landlord will install, within the third level area of Tenant's demised premises only, new carpet in the common hallways, receptionist desk area, internal stairway and private offices. Landlord shall also replace existing VCT flooring in the receptionist/storage area. Provided Landlord has enough carpet, Tenant agrees to allow Landlord to install carpet, in the common hallways and internal stairway of Tenant's third level space, that matches the existing carpet in the suite adjacent to Tenant's third level space. Carpet to be installed in the private offices and receptionist area, stated above, shall be a "Patcraft Einstein" 28 ounce grade carpet or equal. If determined by Landlord's contractor, there is an insufficient amount of the matching carpet stated above, "Patcraft Einstein" 28 ounce carpet or equal will be used as a substitute in the common hallways and internal stairway mentioned above. Landlord and Tenant must agree upon carpet selection by October 17, 1996. Landlord shall have the carpet in the large open section of Tenant's fourth level space professionally stretched. Landlord will also professionally shampoo the carpet on the entire fourth level and in the third level conference room. Provided the above dates are adhered to, Landlord will completed said work prior to December 1, 1996.

8. Effective December 1, 1996, Tenant's parking allowance will be increased from 25 on-site spaces to 41.

9. Effective December 1, 1996, Schedule A-3 of the Second Addendum To Lease will be replaced by Schedule A-4, attached and made a part of this Fourth Addendum To Lease .

Except as modified above, all other terms and conditions of the Lease Agreement and First, Second and Third Addendus To Lease, dated February 22, 1995, August 18, 1995, November 17, 1995 and March 28, 1996, respectively, shall remain unchanged and in full force and effect.

Agreed to by:                                       Agreed to by:
PATIENT INFOSYSTEMS                            CONIFER PRINCE STREET ASSOCIATES
FORMERLY DMSI CORPORATION

By:  /s/ Donald A. Carlberg                    By:  /s/ Dick Crossed


Date:  October 25, 1996                        Date:  October 29, 1996



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                                  SCHEDULE A-4

                             COMMON AREA MAINTENANCE

                                 ADDITIONAL RENT

                                    UTILITIES


                     Total Square Footage of Building 30,375

                     Square Footage Covered by Lease 13,117

                          Tenant's Share Electric 43.2%

                                                                ADDITIONAL RENT

Heating and Air Conditioning

The heat pump units serving the leased premises shall be individually gauged and the monthly charges shall be calculated as set forth on the attached and further explained as follows:

1. The heat pump units serving the lease premises shall be identified by model number.

2. The actual heat pump operating  hours will be recorded for each month (column
3) and multiplied by the energy use factor (column 4) applicable to the heat pump model to establish the total energy units (column 5).

3. The total energy units for all heat pumps is then added to the total auxiliary usage to establish the grand total usage and energy cost (total KWH) for the building.

4. The grand total usage and energy cost is multiplied by the utility company's rate per KWH to establish the total cost for kilowatt hours.

5. The total KWH are divided by the total heat pump usage and charges to establish the heat pump hourly rate (column 6).

6. The monthly tenant charge is the heat pump hourly rate multiplied by the total energy units (column 5).

7. Tenant will also pay 43.2% of general usage/common area electric.

         ADDITIONAL RENT

         Real Estate and Insurance Escalation

In addition to the rents set forth in the Lease, and heretofore in this Schedule, with 1995 as the base year, Tenant shall pay 43.2% of the increase in real estate taxes and other government levies in lieu of taxes (payable in October of the following year), and 43.2% of the increase in property and liability insurance premiums (payable in February of the following year).